Exhibit 10.14
GENERAL RELEASE

This General Release of Claims, including its Schedules and Appendices (this “Release”) is made by and between Ursula Morgenstern (“Employee”), of Cognizant Technology Solutions Corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1.Release by Employee. In exchange for the payments and benefits set forth in Section 9(a) of the Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement between the Employee and Cognizant Worldwide Limited (“CWW”) dated 12 July 2020 (the “Executive Agreement”) and for other good and valuable consideration (the “Severance”), the receipt and adequacy of which are hereby acknowledged, in executing this general release and the UK settlement agreement set out in Schedule One of this Release, Employee agrees to release and discharge CWW, the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which she may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release which arise in connection with or relate to Employee’s employment with CWW or termination therefrom. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.

Claims Not Released. This Release shall not apply to: the Company’s or CWW’s obligations to provide the Severance (as set out in Appendix 3 of Schedule One of this Release); Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law and under any applicable directors’ and officers’ or other third party liability insurance policy(ies); Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his or her capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.

2.Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a)Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b)Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release including payment of the Severance (as defined in Appendix 3 of Schedule One).

(c)Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d)The Company advises Employee to consult with an attorney prior to executing this
Release.

(e)Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f)Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his or her intent to revoke this Release to John Kim, Executive Vice President, General Counsel and Chief Corporate Affairs Officer of the Company (or such other individual as the Company may nominate), at the Company at the address set forth in the Offer Letter from the Company to Employee dated 11 July 2020, on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

3.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

4.No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

5.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

6.Miscellaneous.

(a)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c)Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release.

Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(d)Entire Agreement/Integration. This Release together with the Settlement Agreement in Schedule One and Appendices, and the terms of the Executive Agreement that continue to apply after the termination of the employment, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

Sign only on or within twenty-one (21) days after June 30, 2022.

Ursula Morgenstern
/s/ Ursula Morgenstern
Date:	June 30, 2022

SCHEDULE ONE
This agreement is dated June 30, 2022
Parties
(1)COGNIZANT WORLDWIDE LIMITED incorporated and registered in England and Wales with company number 07195160 whose registered office is at One Kingdom Street London W2 6BD (CWW / we / us)
(2)COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION incorporated in the United States of America of 300 Frank W. Burr Blvd. Suite 36, 6th Floor, Teaneck NJ 07666, USA (the “Company”)
(3)URSULA MORGENSTERN of Flat G3 The Glasshouse, 3 Royal Oak Yard, London SE13GE, United Kingdom (Employee / you)
BACKGROUND
(A)Your employment with us shall terminate on 30 June 2022.
(B)The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(C)We enter into this agreement for ourselves and as agent and trustee for all Group Companies and we are authorised to do so.
Agreed terms
1.Interpretation
The following definitions and rules of interpretation apply in this agreement.
1.1Definitions:
Adviser: Angharad Harris of Keystone Law.
Executive Agreement: the Executive Employment, Non-Disclosure, Non-Competition and Invention Assignment Agreement between you and CWW dated 12 July 2020.
Group Company: CWW, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
Holding company: has the meaning given in clause 1.6.
Subsidiary: has the meaning in clause 1.6.
1.2The headings in this Schedule are inserted for convenience only and shall not affect its construction.

1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5The Appendices shall form part of this Schedule One and shall have effect as if set out in full in the body of this Schedule One. Any reference to this agreement or this Schedule one includes the Appendices.
1.6A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.
2.Arrangements on termination
2.1Your employment with us shall terminate on 30 June 2022 (Termination Date).
2.2We shall pay you your salary and benefits up to the Termination Date as specified in the Executive Agreement.
2.3We shall make a payment to you in respect of 8 days' accrued but untaken holiday up to and including the Termination Date.
2.4The payments and benefits in this Clause 2 and as specified in the Executive Agreement shall be subject to the income tax, withholding tax and National Insurance or social security contributions that we are obliged by law to pay or deduct in any jurisdiction.
2.5You confirm that you have submitted all outstanding expenses claims in the usual way and we shall reimburse you for any expenses properly incurred before the Termination Date in the usual way.
3.Termination payment
3.1Subject to and conditional on you complying with the terms of this agreement, (including, without limitation, the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2), the Executive Agreement and the terms of the Release (as defined in Section 13 of the Executive Agreement), CWW shall pay (or shall procure payment by the Company or other relevant Group Company) of such sums and at such times as are specified in Sections 9(a) of the Executive Agreement, subject to the terms of that agreement and as are set out in Appendix 3 to this agreement (the “Termination Payment”). We will pay (or procure the payment of) the Termination Payment less all required deductions by a Group Company for withholding tax and National Insurance contributions or other social security payments in any jurisdiction in which they are due.
3.2You shall be responsible for any further withholding tax and employee's National Insurance or other social security contributions due in respect of the Termination Payment and shall indemnify us or the relevant Group Company in respect of such liability in accordance with clause 5 of this Schedule One.
4.Waiver of claims
4.1You agree that the terms of this agreement are offered by us and the Company without any admission of liability on our or the Company’s part and are in full and final settlement of all and any claims or rights of action that you have or may have against us, the Company or any other Group Company or its or their officers, employees or workers arising out of your employment with us (or any other Group Company) or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to any claim for breach of contract or wrongful dismissal, unfair dismissal or any of the claims specified in Appendix 1 of this Schedule One (each of which is waived by this clause).
4.2The waiver in clause 4.1 shall not apply to the following:
(a)claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation);
(b)any claims in relation to accrued entitlements under any pension scheme; and
(c)enforcing the terms of this agreement.
4.3You warrant that:
(a)before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the claims specified in clause 4.1 above and Appendix 1 to this Schedule One;
(b)the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
(c)the Adviser shall sign and deliver to us a letter in the form attached as Appendix 2 to this agreement;
(d)before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;
(e)the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future)

relating to your employment with us or any other Group Company or its termination are specified in clause 4.1; and
(f)You are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 4.1.
You acknowledge that we acted in reliance on these warranties when entering into this agreement.
4.4You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
4.5The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).
4.6You agree that, except for the payments and benefits provided for in this agreement (including those set out in Appendix 3), and subject to the waiver in clause 4.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and except as set out in Sections 9(a) (which is subject to the Executive Agreement) you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated.
5.Employee indemnities
5.1You shall indemnify us on a continuing basis in respect of any income tax, withholding taxes or National Insurance or social security contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clauses 2 and 3 of this agreement (and any related interest, penalties, costs and expenses) due in any jurisdiction but excluding tax which is deducted at source by the Company and any interest and penalties arising as a result of the Company’s failure to account for such tax. We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).
5.2If you breach any material provision of this agreement or pursue a claim against any Group Company arising out of your employment or its termination other than those excluded under clause 4, you agree to indemnify any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
6.Resignation from offices
You acknowledge that you have resigned from your position as Director of the Company and shall resign immediately from any other office, trusteeship or position that you hold in or on any Group Company's behalf. The Company and any applicable Group Company will maintain for so long as it maintains a policy in respect of its directors generally, directors and officers’ liability insurance in respect of the period during which you were a director of the Company and/or any Group Company, at no less than the level of cover for other individuals who were directors of the Company at the Termination Date.
7.Third party rights
Except as expressly provided elsewhere in this Schedule One, no person other than you and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.
8.Governing law
This Schedule One and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
9.Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Schedule One or its subject matter or formation (including non-contractual disputes or claims).
10.Counterparts
This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This agreement has been entered into on the date stated at the beginning of it.

Appendix 1
Claims

1.1in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.2for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.3in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.4for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008
1.5in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.6in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.7in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.8in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.9in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.10in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;
1.11in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
1.12in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;
1.13for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;
1.14for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;
1.15for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;
1.16for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;
1.17for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
1.18for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;
1.19for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
1.20for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
1.21for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
1.22under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;
1.23under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;
1.24under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;
1.25under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.26under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.27in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
1.28in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.29in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;
1.30in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
1.31in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;
1.32in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019;
1.33in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;
1.34for harassment under the Protection from Harassment Act 1997;
1.35for failure to comply with obligations under the Human Rights Act 1998;
1.36for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation ((EU) 2016/679);
1.37arising as a consequence of the United Kingdom's membership of the European Union; and
1.38in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Appendix 2: Adviser's certificate
For the attention of Becky Schmitt
June 30, 2022
To whom it may concern,
I am writing in connection with the agreement between my client, Ursula Morgenstern, Cognizant Worldwide Limited and Cognizant Technology Solutions Corporation (Company) [of today's date OR dated [DATE]] (Agreement) to confirm that:
1. I, Angharad Harris of Keystone Law, whose address is 48 Chancery Lane, London, WC2A 4JF, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.
2. I have given Ursula Morgenstern legal advice on the terms and effect of the agreement and, in particular, its effect on my client's ability to pursue the claims specified in clause 4 and Appendix 1 of the agreement.
3. I gave the advice to Ursula Morgenstern as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 4.4 of the agreement.
4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by my client in respect of loss arising in consequence of the advice I have given them.
Yours faithfully,

/s/ Angharad Harris
Angharad Harris
June 30, 2022

Appendix 3: Termination Payment/Benefit

	Type of Payment/Benefit	Amount of payment/benefit	Date of payment/transfer of benefit
1.	Pay in lieu of notice	£245,000	One off payment to be paid by us within 35 days after the Termination Date or the receipt by us of a signed copy of this agreement, a signed copy of the Release and the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2.
2.	Private Health Care Cover for six months and payment in lieu for 12 months
The total cost of providing COBRA healthcare coverage for 18 months would be US$9,601.20, based on a COBRA cost of $533.40 per month for 18 months (the “COBRA Cost”). The cost of the UK private health care insurance global coverage is £164.22 a month and for six months the total cost would be £985.32 = US$1,209.48 (using an exchange rate of 1GBP =1.22751 US$). It has been agreed that you will continue to be covered under the current UK private health care insurance scheme under the global coverage terms until 31 December 2022 and the sum of US$1,209.48 will be deducted from the COBRA Cost leaving a residual balance to pay to you of US$8391.72 (the “COBRA Residual Balance”).
			The Residual Balance will be paid by us as a one off payment within 35 days after the Termination Date or the receipt by us of a signed copy of this agreement, a signed copy of the Release and the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2.
3.	12 months’ base pay	£490,000	The total payment will be paid in 12 equal monthly instalments commencing no later than 35 days after the Termination Date and in accordance with our normal payroll practices.

4.	12 months’ incentive (after adjustment to deduct the sum paid as a payment in lieu of notice as reference in 1 above)	£245,000	One off payment to be paid by us within 35 days after the Termination Date or the receipt by us of a signed copy of this agreement, a signed copy of the Release and the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2.
5.	Equity Awards	15,822 shares in Cognizant Technology Solutions Corporation (the Shares”) will become fully vested and exercisable	The Shares will vest as soon as reasonably practicable following the Termination Date and the shares will be transferred directly into your share dealing account.

In the event of any conflicts between the terms of this Agreement and the Release, the terms of the Release will take precedence.

Signed by Jan Siegmund, for and on behalf of COGNIZANT WORLDWIDE LIMITED Signed by Jan Siegmund, for and on behalf of COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION	/s/ Jan Siegmund Director /s/ Jan Siegmund Chief Financial Officer

Signed by Ursula Morgenstern	/s/ Ursula Morgenstern